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                                                                     Exhibit 5.1

November 16, 2006

Textron Financial Corporation
40 Westminster Street
Providence, RI 02903-6687

Textron Financial Canada Funding Corp.
5515 North Service Road, 2nd Floor
Burlington, Ontario L7L6G4 (Canada)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 filed by Textron Financial Corporation, a Delaware corporation (the "Company") and Textron Financial Canada Funding Corp., an unlimited liability company organized under the laws of the Province of Nova Scotia ("Textron Canada Funding") with the Securities and Exchange Commission (the "Commission") on November 16, 2006 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of (i) senior debt securities of the Company (the "TFC Debt Securities"), (ii) senior debt securities of Textron Canada Funding (the "Textron Canada Debt Securities", and together with the TFC Debt Securities, the "Debt Securities") and (iii) guarantees by the Company of the Textron Canada Debt Securities (the "Guarantees", and together with the Debt Securities, collectively, the "Securities") pursuant to an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act of 1933 as amended. The Securities may be offered in separate series, in amounts and at prices and terms to be set forth in an accompanying prospectus supplement.

We have served as special counsel to the Company and Textron Canada Funding and, as such, assisted in the preparation of the Registration Statement. In connection with rendering this opinion, we have examined the following documents and records:

     1. The Certificate of Incorporation of the Company, as amended to date;

     2. The By-Laws of the Company, as amended to date;

     3. The Indenture dated as of December 9, 1999 between the Company and U.S. Bank National Association (successor trustee to SunTrust Bank), as Trustee, under which the TFC Debt Securities will be issued, including the form of debt security contained therein, as amended by a First Supplemental Indenture of even date herewith between the Company and the Trustee;

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     4. The Indenture dated as of November 30, 2001 among Textron Canada
Funding, as issuer, the Company, as guarantor, and U.S. Bank National Association (successor trustee to SunTrust Bank), as Trustee, under which the Textron Canada Debt Securities will be issued, fully and unconditionally guaranteed by the Company, including the form of debt security and guarantee contained therein, as amended by a First Supplemental Indenture of even date herewith among Textron Canada Funding, the Company, as guarantor, and the Trustee; and

     5. All corporate minutes and proceedings of the Company relating to the issuance of the Securities being registered under the Registration Statement.

We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of the Securities. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations. We also are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Securities, and have assumed that the proposed forms of documents are duly executed and delivered in substantially the forms reviewed by us.

We are qualified to practice law in the State of New York and do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States. Insofar as our opinion pertains to matters of the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware or the federal law of the United States, we have assumed, with your permission, that the laws of such other jurisdictions are identical in all material respects to the laws of the State of New York, and have made no independent examination of such laws. We express no opinion as to matters of the law of the Province of Nova Scotia.

Based upon such examination, subject to the proposed additional proceedings being duly taken and completed as now contemplated by the Company and Textron Canada Funding prior to the issuance of the Securities, it is our opinion that:

     1. Assuming due authorization and delivery of the Textron Canada Debt Securities, and due authentication thereof by the Trustee, the Textron Canada Debt Securities, when issued and paid for, will be legally issued and binding obligations of Textron Canada Funding except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or equitable principles relating to or limiting creditors' rights generally. We express no opinion as to the availability of equitable remedies.

     2. Assuming due authentication of the TFC Debt Securities by the Trustee, the TFC Debt Securities, when issued and paid for, will be legally issued and binding obligations of the Company except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or equitable principles relating to or limiting creditors' rights generally. We express no opinion as to the availability of equitable remedies.


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     3. The Guarantees, when duly executed and delivered by the Company and assuming due authentication of the Textron Canada Debt Securities by the Trustee, will be legally issued and binding obligations of the Company except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or equitable principles relating to or limiting creditors' rights generally. We express no opinion as to the availability of equitable remedies.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the two Prospectuses and the two Prospectus Supplements which are part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Very truly yours,



                                        /s/ Edwards Angell Palmer & Dodge LLP

                                        Edwards Angell Palmer & Dodge LLP


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